Exhibit 99.1

BAYOU CITY EXPLORATION ANNOUNCES

CHANGE TO MANAGEMENT TEAM

(HOUSTON, TEXAS -- October 16, 2006) Bayou City Exploration, Inc. ("Bayou City") ("the Company") (OTC BB: BYCX.OB) today announced that it has accepted the resignation of Norman G. Haisler, Jr., Senior Vice President and Chief Financial Officer.

Mr. Haisler, a CPA, had been with the Company since 2003 and had responsibility for its accounting and financial reporting during Bayou City's rapid expansion over the past three years. The Company thanks Mr. Haisler for his significant contributions and wishes him well in as he pursues other interests.

Bayou has retained Alan Roberts McGee P.C., a CPA firm that specializes in providing accounting services to, and financial reporting for the oil and gas industry.

Bayou City Exploration, Inc. is an oil and gas exploration firm focused on developing proven geologic trends in East Texas, South Texas, the Gulf Coast of Texas and Louisiana. Based in Houston, Texas, Bayou City leverages its management team's multidisciplinary expertise in applying advanced 3-D seismic analysis, 3-D processing algorithms, amplitude attribute and imaging technologies to the analysis and selection of high-potential prospects with low exploration risk. The Company's database has more than 7,500 square miles of 3-D data, most of it covering Bayou City's focus area, as well as 13,000 linear miles of 2-D data.

For more information, contact: Morris Hewitt at (832) 358-3900

This news release may include forward-looking statements, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements contained herein.